Exhibit 10.2

DEED OF DEBT ASSUMPTION, SET-OFF AND RELEASE

This Deed of Debt Assumption, Set-off and Release (this “Deed”) is made as of August 27, 2026 (the “Effective Date”), by and between:

Yee Cheong (1926) Enterprise Company Limited (“YC”), a company incorporated in Hong Kong, with its registered address at Flat B-C, 1/F Wang Kwong Industrial Building, 45 Hung To Road, Kwun Tong, Kowloon (the “Creditor”),

and

Millennium Strategic International Limited (“MSI”), a company incorporated in Hong Kong, with its registered address at Flat B-C, 1/F Wang Kwong Industrial Building, 45 Hung To Road, Kwun Tong, Kowloon.

WHEREAS:

A. Millennium Holdings International Limited (“MHI”), the immediate holding company of MSI, owes the Creditor an aggregate principal amount of HKD 16,380,000 (the “Debt”), comprising (i) a loan of HKD 11,700,000 under a loan agreement between the Creditor and MHI dated April 9, 2026 and (ii) a loan of USD 600,000 under a loan agreement between the Creditor and MHI dated April 1, 2026 (together, the “Loan Agreements”). MHI is not a party to this Deed;

B. MSI and the Creditor have entered into a Share Purchase Agreement dated the same date as this Deed (the “SPA”), pursuant to which the Creditor will acquire from MSI all the issued shares of Millennium Printing International Limited (“MPI”);

C. Under the SPA the Creditor is to pay MSI a cash purchase price of HKD 14,800,000 for the MPI shares. Separately, MPI owes MSI HKD 35,429,804 (the “Existing Liabilities”), which the parties have agreed to settle under this Deed;

D. The parties intend that, upon Completion (as defined in the SPA), MSI will release MPI from the Existing Liabilities, MSI will assume the Debt and the Creditor will release MHI from it, and the Debt as so assumed will be set off against a corresponding part of the amount payable by the Creditor to MSI in consideration of that release; and

E. The parties intend that this Deed and the SPA shall be read together and form part of a single integrated transaction.

NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein and in the SPA, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Settlement, Assumption and Release

1.1 Release of MPI and Settlement Sum. With effect from Completion, MSI irrevocably, unconditionally and absolutely releases and discharges MPI from the Existing Liabilities in their entirety, and MPI shall have no obligation to pay any amount to MSI in respect of them. In consideration of that release, the Creditor agrees to pay or provide to MSI the sum of HKD 35,429,804 (the “Settlement Sum”).

1.2 Assumption of the Debt. With effect from Completion, MSI unconditionally assumes the obligation to pay the Debt to the Creditor, and the Creditor accepts MSI as its debtor in place of MHI in respect of the Debt.

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1.3 Release of MHI. With effect from Completion, the Creditor irrevocably and unconditionally releases and discharges MHI from all obligations under the Loan Agreements, the Loan Agreements terminate and are of no further force or effect, and the Creditor shall have no claim against MHI in respect of the Loans, including any interest accrued and unpaid. The Creditor waives any requirement for prior written notice of prepayment under the Loan Agreements. This Clause 1.3 is given for the benefit of MHI, and MHI may enforce it under the Contracts (Rights of Third Parties) Ordinance (Cap. 623).

1.4 MHI Consent. MSI shall procure that MHI delivers to the Creditor, at or before Completion, its written consent and acknowledgement addressed to the Creditor, consenting for the purposes of Clause 5.1 of each Loan Agreement to the termination of the Loan Agreements and acknowledging the assumption and release under Clauses 1.2 and 1.3 (the “MHI Consent”).

1.5 Set-Off and Discharge. The Debt as assumed by MSI under Clause 1.2 shall be set off in full against a corresponding part of the Settlement Sum payable by the Creditor to MSI. Such set-off shall take effect automatically and unconditionally upon Completion without any further act or deed by either party.

Upon the set-off becoming effective:

●	(a) the Debt shall be deemed fully repaid, discharged and extinguished;

●	(b) MSI shall have no further liability to the Creditor in respect of the Debt; and

●	(c) the Creditor shall have no further claim against MSI, MHI or MPI in respect of the Debt.

1.6 Cash Settlement Amount. The balance of the Settlement Sum after the set-off under Clause 1.5, being HKD 19,049,804, shall be paid by the Creditor to MSI in cash by bank transfer as to HKD 14,471,348 within one (1) month after Completion and HKD 4,578,456 within six (6) months after Completion. That obligation is an absolute and unconditional obligation of the Creditor alone, is not subject to any set-off, counterclaim, deduction or withholding except as required by law, and survives Completion until paid in full.

1.7 Default. If any amount payable under Clause 1.6 is not paid when due, the Creditor shall pay interest on the overdue amount at the rate of 3% per annum from the due date until payment, and if any such amount remains unpaid for five (5) business days after its due date the whole of the unpaid balance shall become immediately due and payable.

1.8 No Recourse Against MPI. MPI shall not be liable, directly or indirectly, for any shortfall, delay or default in payment of any amount payable under Clause 1.6, and MSI shall have no recourse whatsoever against MPI in respect of the Existing Liabilities or the Settlement Sum.

1.9 Currency. The loan of USD 600,000 referred to in Recital A is converted into, and satisfied in, the amount of HKD 4,680,000 at the agreed exchange rate of USD 1.00 = HKD 7.8, which the Creditor accepts in full and final satisfaction of that loan.

2. Integration with the SPA

2.1 Single Integrated Transaction. This Deed and the SPA shall be read and construed as a single integrated transaction. The settlement effected by this Deed is the settlement contemplated by Clause 4.1 of the SPA.

2.2 Completion. Completion under this Deed shall have the same meaning as Completion under the SPA. The obligations under this Deed are conditional upon Completion occurring under the SPA. If the SPA is terminated for any reason, this Deed shall automatically terminate and be of no further force or effect, and the Debt shall remain unaffected.

2.3 Conflicting Terms. In the event of any conflict or inconsistency between the terms of this Deed and the terms of the SPA, the terms of this Deed shall prevail in respect of the matters dealt with in Clause 1, and the terms of the SPA shall prevail in all other respects.

3. Representations and Warranties

3.1 Creditor’s Representations and Warranties. The Creditor represents and warrants to MSI that:

(a) It is duly incorporated, validly existing, and has full legal capacity and authority to enter into this Deed and to perform its obligations hereunder;

(b) This Deed, when executed and delivered, will constitute a legal, valid, and binding obligation of the Creditor, enforceable against it in accordance with its terms;

(c) It is the sole legal and beneficial owner of all rights in connection with the Debt, free and clear of any lien, charge, security interest or other encumbrance, and it has not assigned or otherwise disposed of any of them;

(d) The Debt is valid, subsisting and undisputed;

(e) No other person or entity has any interest in or claim to the Debt or any part thereof; and

(f) It has sufficient financial resources available to it to satisfy its obligation to pay the amounts payable under Clause 1.6.

3.2 MSI’s Representations and Warranties. MSI represents and warrants to the Creditor that:

(a) It is duly incorporated, validly existing, and has full legal capacity and authority to enter into this Deed and to perform its obligations hereunder;

(b) This Deed, when executed and delivered, will constitute a legal, valid, and binding obligation of MSI, enforceable against it in accordance with its terms;

(c) It has taken all necessary corporate action to authorize the execution and performance of this Deed;

(d) The Existing Liabilities of HKD 35,429,804 represent the true and complete amount owed by MPI to MSI, and there are no other liabilities owed by MPI to MSI as at Completion; and

(e) MHI is the borrower under each of the Loan Agreements and no other member of MSI’s group has any obligation under them.

3.3 Indemnity. Each party shall indemnify the other against all losses suffered as a result of any breach by it of the warranties given by it under this Clause 3.

4. Governing Law and Dispute Resolution

4.1 Governing Law. This Deed and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of the Hong Kong Special Administrative Region.

4.2 Dispute Resolution. Any dispute arising out of or in connection with this Deed shall be finally settled by arbitration administered by the Hong Kong International Arbitration Centre (HKIAC) under the HKIAC Administered Arbitration Rules in force at the time of the arbitration. The place of arbitration shall be Hong Kong. The arbitration tribunal shall consist of one (1) arbitrator. The language of the arbitration shall be English.

5. Entire Agreement

This Deed, together with the SPA and the MHI Consent, constitutes the sole and entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, whether written or oral.

6. Severability

If any provision of this Deed is held to be invalid, illegal, or unenforceable in any jurisdiction, such invalidity shall not affect the validity or enforceability of the remaining provisions, and the parties shall negotiate in good faith to replace the invalid provision with a valid one that achieves the same economic and legal intent.

7. Counterparts

This Deed may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Delivery of an executed signature page by email or facsimile shall be as effective as delivery of a manually executed original.

8. Notices

All notices under this Deed shall be in writing and sent to the addresses set out above (or as otherwise notified by a party) and shall be deemed duly given if delivered personally, sent by registered post, or sent by email with confirmed receipt.

9. Third Party Rights. Save for Clause 1.3, which is enforceable by MHI, and Clauses 1.1 and 1.8, which are enforceable by MPI, a person who is not a party to this Deed has no right under the Contracts (Rights of Third Parties) Ordinance (Cap. 623) to enforce any term of this Deed.

IN WITNESS WHEREOF, this Deed has been executed and delivered as a deed on the date first written above.

EXECUTED as a DEED by
Yee Cheong (1926) Enterprise Company Limited
Signature: /s/ Yee Cheong (1926) Enterprise Company Limited
Title: Director Title: Director / Company Secretary

EXECUTED as a DEED by
Millennium Strategic International Limited
Signature: /s/ Millennium Strategic International Limited

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